Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in Form S-8 (No. 333-119191 and 333-51928) of Newtek Business Services, Inc. and Subsidiaries of our reports dated March 31, 2008 relating to the consolidated financial statements and financial statement schedule, which appears in the Annual Report to Shareholders, which is included herein in this Annual Report on Form 10-K.

/s/ J.H. Cohn LLP

Jericho, New York

March 31, 2008